Exhibit 4.6

AMENDMENT NO. 1

TO THE

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT, dated as of July 21, 2010 (this “Amendment”), to the Registration Rights Agreement, dated as of June 29, 2009 (the “Registration Rights Agreement”), is by and among (i) Euramax Holdings, Inc., a Delaware corporation (the “Company”), (ii) the holders of Common Stock listed on Schedule I attached to the Registration Rights Agreement, (iii) any other Person that acquires any Common Stock for so long as such Common Stock constitutes Registrable Securities hereunder from any such holders, directly or indirectly, and (iv) any other Person that acquires Registrable Securities from the Company pursuant to the Management Compensation Plan directly or indirectly.

WHEREAS, pursuant to Section 4.03 of the Registration Rights Agreement, the Registration Rights Agreement may be amended if the amendment is approved in writing by the Company, with the approval of (i) a majority of the Board of Directors of the Company and (ii) the holders of at least two-thirds of the then outstanding Registrable Securities;

WHEREAS, the Board of Directors of the Company has approved entry by the Company into this Amendment;

WHEREAS, the holders of Registrable Securities listed on the signature pages hereto hold at least two-thirds of the outstanding Registrable Securities;

WHEREAS, the Company and the parties hereto wish to amend the Registration Rights Agreement as follows.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Amendments.

(a)           The Registration Rights Agreement is hereby amended to add the following defined terms to Section 1.01(a):

“‘IPO Lock-Up Period’ means the time period beginning 10 calendar days prior to the Pricing Date and ending 180 calendar days following the Pricing Date for the First Public Offering, provided, however, that such time period may be extended by up to 34 days upon the reasonable request of the underwriters for the First Public Offering in connection with an earnings release of, material news concerning or the occurrence of a material event concerning the Company.”

“‘Pricing Date’ means the date of the final prospectus relating to a Public Offering.”

(b)           Section 2.02 of the Registration Rights Agreement is hereby amended as follows:

(i)            The first sentence of Section 2.02(a) of the Registration Rights Agreement is hereby amended by replacing “30 Business Days” with “10 Business Days.”

(ii)           The second sentence of Section 2.02(a) of the Registration Rights Agreement is hereby amended by replacing “15 Business Days” with “8 Business Days.”

(iii)          A new sentence shall be added at the end of Section 2.02(a) to read as follows: “Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.02(a) shall not apply to the First Public Offering.”

(c)           The first sentence of Section 2.08 of the Registration Rights Agreement is hereby amended by replacing “under Section 2.01(d)” with “under Section 2.01 or Section 2.02.”

(d)           The Registration Rights Agreement is hereby amended to add a new Section 2.12 to read as follows:

“Section 2.12         Holdback Agreements.

(a)           No Stockholder who holds Registrable Securities shall effect any sale or distribution (including sales pursuant to Rule 144) of Securities of the Company during the IPO Lockup Period, unless the underwriters of the First Public Offering otherwise agree.  Each Stockholder agrees to sign a reasonable and customary lockup letter requested by the underwriters in connection with the First Public Offering with time periods consistent with the time periods described above.

(b)           The Company (i) shall not effect any sale or distribution of its Securities during the IPO Lockup Period (except as part of the underwritten registration for the First Public Offering), and (ii) shall use its commercially reasonable best efforts to cause each purchaser of its Securities acquired from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any sale or distribution (including sales pursuant to Rule 144) of any Securities of the Company during the IPO Lockup Period (except as part of the IPO Lockup Period underwritten registration), unless the underwriters of the First Public Offering otherwise agree.”

2.         Miscellaneous.

(a)           Defined Terms.  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Registration Rights Agreement.

(b)           Reference to the Registration Rights Agreement.  Each reference in the Registration Rights Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Registration Rights Agreement shall mean and be a reference to the Registration Rights Agreement as amended by this Amendment.

(c)           Effect of Amendment.

(i)            Except as amended by this Amendment, the Registration Rights Agreement shall remain in full force and effect in accordance with its terms.

(ii)           This Amendment shall be effective upon the date hereof.  From and after the date of this Amendment, the Registration Rights Agreement shall be read and construed in all respects as incorporating the amendments contained herein, provided, however, that if (a) the First Public Offering is not consummated on or prior to the date that is 9 months from the date hereof or (b) on the Pricing Date, the proposed terms of the First Public Offering are not consistent with the terms approved by the Stockholders that are set forth in the written consent of the Stockholders, dated the date hereof, then this Amendment shall terminate, be null and void and shall have no further force or effect.

(d)           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(e)           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws rules of such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

EURAMAX HOLDINGS, INC.

By:	/s/ Mitchell B. Lewis
Name:	Mitchell B. Lewis
Title:	President and CEO

[Signature Page to Amendment No. 1 to Registration Rights Agreement]